Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan and to the incorporation by reference therein of our reports dated March 14, 2014, with respect to the consolidated financial statements of Skullcandy, Inc. and the effectiveness of internal control over financial reporting of Skullcandy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 5, 2014